Exhibit 99.1

Contacts:
Medivation, Inc.	WeissComm Partners
Patrick Machado, Chief Financial Officer	Monique Greer
(415) 829-4101	(415) 946-1075

MEDIVATION ANNOUNCES POSITIVE TOP-LINE RESULTS FROM PHASE 2

DIMEBON STUDY IN HUNTINGTON’S DISEASE

— Dimebon Significantly Improves Cognition and is Well Tolerated in Huntington’s Disease Patients —

— Findings Warrant Further Development in Huntington’s Disease —

— Conference Call Scheduled for Today at 5:00 p.m. EDT —

SAN FRANCISCO (July 7, 2008) – Medivation, Inc. (NASDAQ: MDVN) today announced top-line results of a Phase 2 study showing that its investigational drug Dimebon™ significantly improved cognitive function in patients with mild-to-moderate Huntington’s disease (HD). Cognitive function was significantly improved over placebo (p=0.03) as measured by the Mini-Mental State Examination (MMSE), the cognition scale most widely used by clinicians to assess patients with neurodegenerative diseases. Dimebon-treated patients also demonstrated favorable results on the behavioral component of the United Huntington’s Disease Rating Scale (UHDRS), a composite scale measuring several components of HD, but these results did not reach statistical significance.

Dimebon was very well tolerated in this trial. The overall incidence of adverse events was lower in the Dimebon group than in the placebo group, an unusual finding in a clinical study of any drug. This result is consistent with a similar finding from the first pivotal Alzheimer’s disease trial in which Dimebon-treated patients had significantly fewer serious adverse events after one year of treatment. Of particular note, Huntington’s disease patients treated with Dimebon had fewer falls (9%), a common problem in this patient population that often results in injury and associated health care costs, than did patients on placebo (16%). The most common adverse event in the Dimebon group was headache, which occurred in 19% of treated patients compared to 7% of placebo patients. Headaches were generally mild in severity. Dry mouth and depressed mood were similar in both treated and placebo groups (4% and 7%, respectively).

“To my knowledge, no other drug has resulted in statistically significant benefit in cognition in Huntington’s disease patients in a randomized, well-controlled trial,” said Karl Kieburtz, M.D., M.P.H., professor of neurology at the University of Rochester, director of the HSG Clinical Trials Coordination Center, and principal investigator in this trial. “Cognitive impairment is the most important therapeutic unmet need in Huntington’s disease. I am pleased by this result and Dimebon’s favorable safety profile, and believe that further development of this compound is warranted.”

The randomized, double-blinded, placebo-controlled Phase 2 trial was conducted at 16 centers in the United States and the United Kingdom in collaboration with the Huntington Study Group (HSG), a network of more than 250 experienced clinical trial investigators, coordinators and consultants from more than 60 academic and research institutions throughout the United States, Canada, Europe and Australia dedicated to clinical research of Huntington’s disease. The trial enrolled 90 HD patients, with half randomized to Dimebon and the other half to placebo for a three-month dosing period. The primary endpoint of the trial was safety and tolerability. The secondary endpoint was efficacy, as measured by the MMSE, the UHDRS and the Alzheimer’s Disease Assessment Scale-cognitive subscale (ADAS-cog), a cognition scale generally used in Alzheimer’s disease clinical trials.

“We are very encouraged that Dimebon improved cognition and was well-tolerated in both trials assessing efficacy that we have conducted to date – this trial and our first pivotal trial in Alzheimer’s disease. The consistency seen in the data between these two trials underscores the potential for this drug,” said Lynn Seely, M.D. chief medical officer of Medivation. “These data are also important because they provide further support for our belief that Dimebon is exerting its benefits through a novel mechanism of action targeting mitochondrial dysfunction, a contributor to the loss of neuronal function in Huntington’s disease. Medivation is committed to aggressively advancing development of Dimebon for patients and families devastated by Huntington’s disease.”

Full results from the Phase 2 study will be submitted for presentation at an upcoming scientific meeting.

About Huntington’s Disease

Huntington’s disease is a progressive, neurodegenerative disease that affects approximately 30,000 people in the U.S., with an additional 150,000 at risk, qualifying it as an orphan drug indication. It is caused by the death of specific brain cells and is characterized by the gradual development of involuntary muscle movement, progressive deterioration of cognitive processes and memory (dementia) and severe behavioral disturbances. There are currently no drugs approved by the U.S. Food and Drug Administration to treat this uniformly fatal genetic disorder.

About Dimebon

Dimebon is an orally-available small molecule that has been shown to inhibit brain cell death in preclinical models relevant to Alzheimer’s disease and Huntington’s disease, making it a potential treatment for these and other neurodegenerative diseases. The Company is currently enrolling patients in an international confirmatory Phase 3 clinical trial evaluating the efficacy and safety of Dimebon in patients with mild-to-moderate Alzheimer’s disease. Preclinical data generated to date suggest that Dimebon operates through a novel mitochondrial mechanism of action.

Teleconference/Webcast Details

Medivation will host a teleconference at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial 877-419-6590 from the U.S. or 719-325-4860 internationally. A telephone replay will be available following the conclusion of the call until July 9 at midnight by dialing 888-203-1112 from the U.S. or 719-457-0820 for international callers and entering passcode 4109873. Individuals interested in listening to the live call via webcast may do so by visiting http://www.medivation.com. A replay of the webcast will be available on the Company’s website for 30 days.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to improve the treatment of these diseases and offer hope to critically ill patients and their caregivers. The Company’s current clinical development program includes a pivotal and confirmatory Phase 3 trial of DimebonTM in Alzheimer’s disease, a Phase 2 clinical trial of Dimebon in patients with Huntington’s disease, and a Phase 1-2 clinical trial of MDV3100 in patients with castration-resistant (also known as hormone-refractory) prostate cancer. For more information, please visit us at www.medivation.com.

This press release contains forward-looking statements, including statements regarding anticipated future development of Dimebon, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. None of the Company’s product candidates has been approved for sale, significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, and Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Furthermore, as is typically the case at this stage of the regulatory review process, the FDA has not yet performed an in-depth review of Medivation’s preclinical and clinical data, so its views remain subject to change. Medivation’s filings with the Securities and Exchange Commission, including its Current Report on Form 8-K filed on June 23, 2008, include information about additional factors that could affect the Company’s financial and operating results.

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